EXHIBIT 15

Acknowledgement of Ernst & Young LLP

The Board of Directors
Biopure Corporation

We are aware of the incorporation by reference in the following Registration Statements:

•	Form S-8 (No. 333-48924);

•	Form S-8 (No. 333-96085) and

•	Form S-3 (No. 333-66464)

of our report dated March 13, 2002 relating to the unaudited condensed consolidated interim financial statements of Biopure Corporation that are included in its Form 10-Q for the quarter ended January 31, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 13, 2002